EXHIBIT 99.1

21 Percent Increase in Third Quarter Earnings Reported by Hampton Roads Bankshares

NORFOLK, Va., Oct. 9, 2007 (PRIME NEWSWIRE) -- Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), the financial holding company for Bank of Hampton Roads, today announced that net income in the third quarter of 2007 was $1,836,493 an increase of 20.9% over the comparable period in 2006. Diluted earnings per share for the quarter were $0.18 compared with $0.16 in the third quarter of 2006. For the first nine months of 2007, the company earned $5,097,506, or $0.49 per diluted share, compared to $4,413,566, or $0.49 per diluted share in the same period in 2006.

The strong earnings produced a return on average assets of 1.38% and a return on average shareholders' equity of 10.15% for the third quarter of 2007. For the first nine months of 2007, the ratios were 1.34% and 9.58%, respectively.

Company President and Chief Executive Officer Jack W. Gibson commented, "Last July we raised approximately $19 million in new capital through a rights offering and public offering resulting in the issuance of 1,849,200 new shares of our common stock. At that time, we projected that it would take approximately eighteen months for our earnings per share to recover from the dilution caused by the stock issuance. I am exceptionally pleased that we were able to recover from the event in just twelve months and moreover, actually increase earnings per share 12.5% over third quarter 2006."

For the third quarter of 2007, the company's total average assets were $529 million or 19.7% ahead of $442 million a year ago. The largest component of the company's asset growth was its 30.3% increase in total average loans; from third quarter of 2006 to third quarter 2007, the company's total average loans increased $102 million. Total average deposits were up 18.2% from $336 million as of the quarter ended September 30, 2006 to $397 million for the third quarter of 2007.

President Gibson noted that, "Bank of Hampton Roads provides financing for some of the best and most experienced custom home builders in our market. With the challenging housing market, our builders have had the foresight to reduce their inventories of speculative homes and are starting fewer contract homes than they were at this time last year. As a result, our construction loans as a percent of our total loans outstanding has dropped from 22.4% a year ago to 16.6% at September 30, 2007. I am exceptionally pleased with the present composition of our loan portfolio and the overall state of our credit quality."

Growth in the company's loan portfolio combined with a tighter net interest margin yielded net interest income of $18,079,288 for the first nine months of the year, an increase of 17.8% over the same period in 2006. The company's net interest margin was 5.05% for the first nine months of 2007 and 5.02% for the third quarter. In the same periods in 2006, the ratio was 5.26% and 5.15%, respectively.

President Gibson further discussed the company's net interest margin, "One of the best measures of our ability to perform under any economic circumstances is to look at a chronicle of our past year-end net interest margins. For the last ten years, our net interest margin has consistently been at least 50 basis points higher than that reported by our Federal Financial Institutions Examination Council (FFIEC) peer group."

                              Net Interest Margin

                  Hampton Roads Bankshares   FFIEC Peer Group Average
    1998                   5.75%                     4.46%
    1999                   5.49%                     4.48%
    2000                   5.75%                     4.53%
    2001                   5.24%                     4.29%
    2002                   4.83%                     4.31%
    2003                   4.65%                     4.12%
    2004                   4.71%                     4.11%
    2005                   5.26%                     4.19%
    2006                   5.20%                     4.21%
    2007
 (Nine Months)             5.05%                Not yet published.

He went on to say, "The recent cut in interest rates will likely have an adverse effect on our net interest margin in the fourth quarter, but one that will be partially offset by loan growth and a relatively low cost deposit base. At the end of the third quarter, about $100 million or 24% of our total deposits were in the form of non-interest bearing demand deposit accounts."

Despite an increase from last year in past due loans, the company's asset quality remains high with non-performing assets totaling $3,095,633, or 0.57% of total assets at September 30, 2007. The company does not expect significant losses from these credits. Because of the company's robust loan growth as well as the current nature of the economy, $738,000 was added to the loan loss reserve in the first nine months of 2007 compared to $180,000 in all of 2006.

Company President and Chief Executive Officer Jack W. Gibson said, "In two months we are going to be celebrating our twentieth anniversary and I could not be more pleased with our financial performance and overall direction of our company. We are on track to proclaim our twentieth year of record earnings and our fifteenth consecutive year of boasting a return on average assets greater than 1.20%. We have a solid foundation in place to further build upon our franchise."

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiary is Bank of Hampton Roads, which opened for business in 1987. The Bank engages in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, the Bank operates 17 banking offices in the Hampton Roads region of southeastern Virginia and is scheduled to open another this year. Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.

                    HAMPTON ROADS BANKSHARES, INC.
                         FINANCIAL HIGHLIGHTS
                               UNAUDITED

                    Three Months Ended          Nine Months Ended
 Operating       Sept. 30,     Sept. 30,     Sept. 30,     Sept. 30,
  Results          2007          2006          2007          2006
 ---------
 Interest
  income       $  9,941,054  $  7,906,899  $ 28,203,697  $ 21,572,740
 Interest
  expense         3,635,371     2,560,813    10,124,409     6,227,094
 Net interest
  income          6,305,683     5,346,086    18,079,288    15,345,646
 Provision for
  loan losses       270,000        90,000       738,000        90,000
 Noninterest
  income            824,045       853,808     2,577,637     2,567,863
 Noninterest
  expense         4,053,021     3,800,453    12,169,890    11,115,377
 Income taxes       970,214       789,886     2,651,529     2,294,566
               ------------  ------------  ------------  ------------
 Net income    $  1,836,493  $  1,519,555  $  5,097,506  $  4,413,566
               ============  ============  ============  ============

 Earnings per
  share:
 Basic         $       0.18  $       0.16  $       0.50  $       0.51
 Diluted               0.18          0.16          0.49          0.49
 Book value per
  share                7.06          6.80          7.06          6.80

 Balance Sheet
  at Period-End
 --------------
 Total loans   $453,143,579  $337,685,591  $453,143,579  $337,685,591
 Total
  securities     50,693,471    61,884,720    50,693,471    61,884,720
 Total deposits 411,370,558   346,566,421   411,370,558   346,566,421
 Other
  borrowings     53,000,000    38,000,000    53,000,000    38,000,000
 Shareholders'
  equity         72,494,809    69,193,726    72,494,809    69,193,726
 Total assets   544,225,270   458,568,350   544,225,270   458,568,350

 Daily Averages
 --------------
 Total loans   $438,576,238  $336,545,703  $415,896,660  $313,555,751
 Total
  securities     52,485,625    62,424,788    55,644,471    69,347,120
 Total deposits 396,699,719   335,975,184   382,660,379   326,123,523
 Other
  borrowings     52,922,283    38,436,413    48,884,176    36,619,963
 Shareholders'
  equity         71,801,924    62,142,954    71,105,937    53,534,938
 Interest-
  earning
  assets        498,262,266   411,536,765   478,548,785   389,738,932
 Interest-
  bearing
  liabilities   348,509,349   276,545,896   332,658,928   262,262,143
 Total assets   529,423,704   441,897,368   509,561,620   420,688,146

 Financial Ratios
 ----------------
 Return on
  average assets       1.38%         1.36%         1.34%         1.40%
 Return on
  average equity      10.15%         9.70%         9.58%        11.02%
 Net interest
  margin               5.02%         5.15%         5.05%         5.26%
 Efficiency
  ratio               56.85%        61.30%        58.91%        62.05%

                   Three Months Ended          Nine Months Ended
 Allowance for   Sept. 30,     Sept. 30,     Sept. 30,     Sept. 30,
  Loan Losses      2007          2006          2007          2006
 -------------
 Beginning
  balance      $  4,376,835  $  3,726,351  $  3,910,943  $  3,597,497
 Provision for
  losses            270,000        90,000       738,000        90,000
 Charge-offs             --          (822)      (10,775)      (54,736)
 Recoveries             431         5,935         9,098       188,703
 Ending balance   4,647,266     3,821,464     4,647,266     3,821,464

 Nonperforming
  Assets
 -------------
 Nonaccrual
  loans        $  1,524,547  $  1,665,382  $  1,524,547  $  1,665,382
 Loans 90 days
  past due and
 still accruing
  interest        1,501,534        15,592     1,501,534        15,592
 Other real
  estate owned       69,552            --        69,552            --
 Total
  nonperforming
  assets          3,095,633     1,680,974     3,095,633     1,680,974

 Asset Quality
  Ratios
 -------------
 Nonperforming
  assets to
  total assets         0.57%         0.37%         0.57%         0.37%
 Allowance for
  loan losses
  to total loans       1.03%         1.13%         1.03%         1.13%
 Allowance for
  loan losses to
  nonperforming
  assets             150.12%       227.34%       150.12%       227.34%

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and other reports filed and furnished to the Securities and Exchange Commission.

CONTACT:  Hampton Roads Bankshares, Inc.
          Tiffany K. Glenn, Senior Vice President and Marketing
           Officer
          (757) 217-1000